EXHIBIT 99.1

Quanex Fiscal Fourth Quarter and 2006 Annual Results

Record 2006 Sales of $2+ Billion

            Record Vehicular Products Fourth Quarter
                    Sales & Operating Income

       Best-Ever Aluminum Sheet Products Fourth Quarter
                  Sales & Operating Income

HOUSTON, Dec. 6, 2006 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today reported fiscal fourth quarter and 2006 annual results for the period ending October 31, 2006. Net sales for the quarter and year were records at $527.7 million and $2,032.6 million, respectively, compared to $483.3 million and $1,969.0 million, respectively, in the year ago periods. Income from continuing operations was $39.1 million for the quarter and $160.3 million for the year, compared to the $46.7 million and $177.2 million, respectively, reported a year ago. Diluted earnings per share from continuing operations were $1.03 for the fourth quarter and $4.15 for the year, compared to $1.17 and $4.50, respectively, last year. Diluted earnings per share were $1.03 and $4.15 for the quarter and the year, respectively. Return on invested capital at fiscal year end was 19.4% compared to 20.8% a year ago.

 Highlights

 * Vehicular Products and Aluminum Sheet Products each reported record sales and operating income for a fourth quarter. Engineered
   Products reported record net sales for the year. Consolidated 2006 net sales of the Company's three reportable segments were best ever at $2.0 billion.

 * Cash provided by operating activities for 2006 was $190.3 million, a second-best year ever, compared to $249.1 million for 2005.

 * Total debt less cash to capitalization stood at 3.1% compared to
   10.9% a year ago.

 * The Company entered into a new, unsecured revolving credit facility in September 2006. The $350 million facility has a term of five years with no outstanding loan balance.

 * The Phase 9 capital program at the MACSTEEL Monroe facility was completed in the quarter. The $38 million project adds extensive value added processes to the facility, including a MACPLUS turning and polishing line, bar straightening and testing.

 * A $7.1 million ($0.12 per diluted share) non-cash LIFO charge was taken in the fourth quarter, and for fiscal 2006, LIFO charges totaled $13.1 million ($0.21 per diluted share). The LIFO charges reflect the substantial rise in the price of the London Metal
   Exchange (LME) aluminum ingot and higher steel scrap costs at
   MACSTEEL. Quanex uses the LIFO method of accounting, which requires it to forecast year-end inventory prices and levels and
   periodically adjust interim inventory balances with a true-up in the fourth quarter.

 * During 2006, the Company purchased a total of 1,573,950 shares of outstanding common stock at an average price of $37.06 and a
   3-for-2 stock split was distributed in March.

 * The 2006 cash dividend was increased 35% on an annualized basis to
   56 cents per share.

 Selected Financial Information
 ------------------------------

 Fourth Quarter and Fiscal Year Financials
 ($ in millions, except per share data)

              4th qtr  4th qtr    inc/        FY         FY      inc/
                2006     2005     (dcr)      2006       2005     (dcr)
               ------   ------    ----     --------   --------   -----
 Net Sales     $527.7   $483.3      9%     $2,032.6   $1,969.0      3%
 Operating
  Income         59.3     70.6    (16%)       251.4      292.8    (14%)
 Income from
  Continuing
  Ops.           39.1     46.7    (16%)       160.3      177.2    (10%)

 EPS: Basic
  Earnings from
  Continuing
  Ops.          $1.06    $1.23    (14%)       $4.35      $4.69     (7%)

 EPS: Diluted
  Earnings from
  Continuing
  Ops.          $1.03    $1.17    (12%)       $4.15      $4.50     (8%)

 EPS: Diluted
  Earnings      $1.03    $0.78     32%        $4.15      $3.95      5%

 Segment Commentary
 ------------------

 VEHICULAR PRODUCTS
 ($ in millions)
                      4th qtr 2006   4th qtr 2005   FY 2006   FY 2005
                      ------------   ------------   -------   --------
 Net Sales                $264.8         $230.0      $988.8   $1,017.2
 Operating Income         $ 40.6         $ 36.7      $154.6   $  190.7

Vehicular Products is focused on providing customers with custom engineered steel bar products and value added services. The segment's key market driver is light vehicle builds, which account for 65% of the segment's sales.

"Total steel bar tons shipped at MACSTEEL in the quarter were up 5% over fourth quarter 2005 shipments and up 1% compared to the third quarter 2006, due in part to stronger than expected demand in October," said Raymond A. Jean, chairman and chief executive officer. "MACSTEEL's bar shipments in the quarter were up even though North American light vehicle builds during our fourth quarter were down 11% compared to the fourth quarter 2005, demonstrating our ability to outperform the market. Shipments for fiscal 2006 were flat versus 2005, while light vehicle builds were off 2% overall."

"Vehicular Products operating income was up 10% from last year's fourth quarter due to higher shipments and material spreads. We are realizing the benefits of both additional value added capacity and new programs with the 'Big Three' and transplant automotive companies," continued Jean.

 BUILDING PRODUCTS

 ENGINEERED PRODUCTS
  ($ in millions)
                       4th qtr 2006   4th qtr 2005   FY 2006   FY 2005
                       ------------   ------------   -------   -------
 Net Sales                $132.2         $150.6       $524.6    $487.6
 Operating Income         $ 13.4         $ 20.9       $ 52.5    $ 59.2

Engineered Products is focused on providing window and door OEM customers with engineered products and components. Key market drivers are housing starts (approximately 60% of segment sales) and remodeling activity (approximately 40% of segment sales).

"Engineered Products posted a 12% decrease in fiscal fourth quarter net sales compared to the year ago quarter, while housing starts for the same period were off 22%. Rising new home inventories and mounting cancellations are producing a sharp response from home-builders who continue to reduce builds, and as a result, our window and door components business experienced much slower demand. For 2006, net sales and operating income for the segment were up 8% and down 11%, respectively, over 2005," said Jean.

 ALUMINUM SHEET PRODUCTS
 ($ in millions)
                       4th qtr 2006   4th qtr 2005   FY 2006   FY 2005
                       ------------   ------------   -------   -------
 Net Sales                $135.2         $107.8       $539.8    $484.1
 Operating Income         $ 17.9         $ 14.3       $ 82.2    $ 72.2

Aluminum Sheet Products is a leading-provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Its primary market drivers are housing starts and remodeling activity, which accounts for 60% of segment sales.

"Net sales and operating income were both up 25% in the fourth quarter compared to the year ago period. Nichols Aluminum sheet pounds shipped in the quarter were up 3% compared to the year ago quarter, but off 14% from the third quarter 2006. Shipments for 2006 were down 4% versus 2005. Spread per pound (selling price less raw material costs) for the quarter and year were both up 11% compared to last year as scrap costs have lagged increases in aluminum prices on the LME. Operating income for the year was up 14% to $82.2 million, a record for Nichols Aluminum," Jean said.

Cash Flow

"The Company continued to generate excellent cash flow. Cash provided by operating activities for the year was $190.3 million. Cash and equivalents were $105.7 million at year end, after buying back some $58 million of our common stock, making $16 million of contributions to the pension funds and investing some $74 million on capital projects for added productivity and capability. For 2007, we expect continued strong cash flow based on healthy earnings and much lower capital expenditures," said Jean.

Outlook

The first quarter is historically the Company's least profitable quarter as there are fewer production days due to the holidays and there is reduced home building activity during the winter period. Net sales for the first fiscal quarter of 2007 are expected to be down some 10% from first quarter 2006 sales, and the Company expects its market drivers to be down appreciably from the year ago period.

VEHICULAR PRODUCTS

Vehicular Products fiscal first quarter 2007 steel bar ton shipments are estimated to be down about 10% compared to the first quarter 2006, a result of cutbacks made by the Company's Tier 1 and Tier 2 customers, principally in response to the Big Three's estimated 10% light vehicle build rate reduction. Total light vehicle builds in the fiscal first quarter are projected to be down 5% from the year ago quarter. The Vehicular Products segment is expected to outperform the market for fiscal 2007 with new programs at both the "Big Three" and transplant automotive companies.

BUILDING PRODUCTS

At Engineered Products, 2007 fiscal first quarter net sales are expected to be down some 20% compared to the first quarter 2006, as the segment experiences lower demand for its window and door components in the face of declining housing starts and reduced remodeling expenditures. Total housing starts are expected to be down 20% in the quarter.

Aluminum Sheet shipments are expected to be down about 10% compared to year ago first quarter shipments, with momentum expected to return in January. LME aluminum ingot prices are expected to remain high through the first quarter, which should allow for continued healthy material spreads at Nichols Aluminum.

Taken together, the Company expects fiscal first quarter 2007 earnings from continuing operations to be in a range of $0.35 to $0.45 per share.

For fiscal 2007, the Company expects to build momentum in all of its businesses as the year progresses. Quanex cautions that it expects its financial performance in the first half of 2007 to lag the first half of 2006. Light vehicle builds and housing starts in the first half of 2007 are forecasted to be down about 6% and 22%, respectively, from the first half of 2006. In the second half of 2007, the Company expects its market drivers to improve over the second half of 2006. Accordingly, fiscal 2007 earnings per share from continuing operations are expected to be in a range of $3.10 to $3.60 per share.

Other

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election using a $25.45 conversion price and an average stock closing price of $33.19 for the fourth quarter, the Company's fourth quarter diluted earnings from continuing operations reflect a reduction of $0.02 per share, and with an average stock closing price of $38.22 for the year, represent a reduction of $0.13 per share.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.14 per share on the common stock, payable December 31, 2006, to shareholders of record on December 18, 2006.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 10/31/06

Book value per common share: $20.51; Total debt to capitalization: 15.0%; Return on invested capital: 19.4%; Return on common equity: 22.7%; Actual number of common shares outstanding: 36,989,014.

Definitions

Book value per common share - calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization - calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital - calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity - calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2005) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

  Three months ended                              Twelve months ended
      October 31,                                      October 31,
 ---------------------                           ---------------------
   2006        2005                                2006        2005
  ---------  ---------                          ----------  ----------
                        Net sales:

  $ 264,793  $ 230,038   Vehicular Products      $ 988,799  $1,017,188

                          Engineered
    132,157    150,559     Building Products       524,625     487,578
                          Aluminum Sheet
    135,192    107,759     Building Products       539,773     484,112
  ---------  ---------                          ----------  ----------

    267,349    258,318   Building Products       1,064,398     971,690

     (4,422)    (5,086)  Corporate and Other       (20,625)    (19,871)
  ---------  ---------                          ----------  ----------

  $ 527,720  $ 483,270    Net sales             $2,032,572  $1,969,007
  =========  =========                          ==========  ==========

                         Operating income:

  $  40,603  $  36,725   Vehicular Products      $ 154,571  $  190,667

                          Engineered
     13,379     20,850     Building Products        52,540      59,207
                          Aluminum Sheet
     17,927     14,314     Building Products        82,177      72,225
  ---------  ---------                          ----------  ----------
     31,306     35,164   Building Products         134,717     131,432

    (12,611)    (1,241)  Corporate and Other       (37,894)    (29,324)
  ---------  ---------                          ----------  ----------

  $  59,298  $  70,648    Operating Income      $  251,394  $  292,775
  =========  =========                          ==========  ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

 Three months ended                              Twelve months ended
     October 31,                                     October 31,
 ------------------                            ----------------------
   2006      2005                                 2006        2005
 --------  --------                            ----------  ----------
 $527,720  $483,270   Net sales                $2,032,572  $1,969,007
  425,985   371,083   Cost of sales             1,617,399   1,512,980
                      Selling, general and
   23,929    23,982    administrative expense      92,705      97,851
                      Depreciation and
   18,508    17,557    amortization                71,074      65,401
 --------  --------                            ----------  ----------
   59,298    70,648   Operating income            251,394     292,775
   (1,129)   (1,542)  Interest expense             (4,818)     (9,300)
    1,477     2,233   Other, net                    4,240         151
 --------  --------                            ----------  ----------
                      Income from continuing
   59,646    71,339    operations before taxes    250,816     283,626
  (20,517)  (24,659)  Income tax expense          (90,503)   (106,393)
 --------  --------                            ----------  ----------
                      Income from continuing
   39,129    46,680    operations                 160,313     177,233
                      Gain (loss) from
                       discontinued operations,
       46   (15,455)   net of taxes                  (130)    (22,073)
 --------  --------                            ----------  ----------
 $ 39,175  $ 31,225   Net income               $  160,183  $  155,160
 ========  ========                            ==========  ==========

                      Basic earnings per
                       common share:
                        Earnings from
 $   1.06  $   1.23      continuing operations $     4.35  $     4.69
                        Gain (loss) from
                         discontinued
 $     --  $  (0.41)     operations            $       --  $    (0.58)
 --------  --------                            ----------  ----------
                        Basic earnings
 $   1.06  $   0.82      per share             $     4.35  $     4.11
 --------  --------                            ----------  ----------

                      Diluted earnings per
                       common share:
                        Earnings from
 $   1.03  $   1.17      continuing operations $     4.15  $     4.50
                        Gain (loss) from
                         discontinued
 $     --  $  (0.39)     operations            $       --  $    (0.55)
 --------  --------                            ----------  ----------
                      Diluted earnings
 $   1.03  $   0.78    per share               $     4.15  $     3.95
 --------  --------                            ----------  ----------

                      Weighted average
                       common shares
                       outstanding:
   36,847    37,983     Basic                      36,859      37,772
   38,494    40,446     Diluted                    39,089      39,809

                      Cash dividends
 $ 0.1400  $ 0.1033    per share               $   0.4833  $   0.3733

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

  October 31,                                             October 31,
     2006                                                    2005
  ------------------------------------------------------------------
               Assets
  $  105,708   Cash and equivalents                       $   49,681
     184,311   Accounts and notes receivable, net            152,072
     142,788   Inventories                                   133,003
      12,218   Deferred income taxes                          12,864
       5,584   Other current assets                            4,669
          --   Current assets of discontinued operations       5,504
  ----------   -----------------------------------------  ----------
     450,609        Total current assets                     357,793
     432,058   Property, plant and equipment, net            423,942
     196,350   Goodwill                                      196,341
      29,108   Cash surrender value insurance policies        28,442
      75,285   Intangible assets, net                         82,360
      18,742   Other assets                                   20,054
          --   Assets of discontinued operations               5,846
  ----------   -----------------------------------------  ----------
  $1,202,152        Total assets                          $1,114,778
  ==========   =========================================  ==========

               Liabilities and stockholders' equity

  $  137,564   Accounts payable                           $  129,152
      54,943   Accrued liabilities                            64,466
      13,185   Income taxes payable                           14,465
       2,721   Current maturities of long-term debt            2,459
               Current liabilities of discontinued
          --    operations                                     4,208
  ----------   -----------------------------------------  ----------
     208,413        Total current liabilities                214,750
     130,680   Long-term debt                                133,462
       1,115   Deferred pension credits                        8,158
       7,300   Deferred postretirement welfare benefits        7,519
      66,189   Deferred income taxes                          58,836
      14,186   Non-current environmental reserves             17,784
      15,754   Other liabilities                              15,407
          --   Liabilities of discontinued operations          2,120
  ----------   -----------------------------------------  ----------
     443,637        Total liabilities                        458,036
     758,515        Total stockholders' equity               656,742
  ----------   -----------------------------------------  ----------
                    Total liabilities and
  $1,202,152         stockholders' equity                 $1,114,778
  ==========   =========================================  ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                              Twelve months ended
                                                  October 31,
                                              -------------------
                                               2006        2005
                                             --------    --------
 Operating activities:
  Net income                                 $160,183    $155,160
  Loss from discontinued operations               130      22,073
  Adjustments to reconcile net income to
   cash provided by operating activities:
    Depreciation and amortization              71,657      65,987
    Deferred income taxes                       7,084        (438)
    Stock-based compensation                    5,298         946
                                             --------    --------
                                              244,352     243,728
  Changes in assets and liabilities,
   net of effects from
   acquisitions and dispositions:
   Decrease (Increase) in accounts and
    notes receivable                          (32,229)     32,165
   Decrease (Increase) in inventory            (9,753)     (8,847)
   Increase (Decrease) in accounts payable      8,326     (43,696)
   Increase (Decrease) in accrued liabilities  (8,059)       (419)
   Increase (Decrease) in income taxes payable   (736)     19,624
   Increase (Decrease) in deferred pension and
    postretirement benefits                   (10,524)      3,015
   Other, net                                    (390)      4,825
                                             --------    --------
  Cash provided by (used for) operating
   activities from continuing operations      190,987     250,395
  Cash provided by (used for) operating
   activities from discontinued operations       (716)     (1,275)
                                             --------    --------
 Cash provided by operating activities        190,271     249,120
 Investment activities:
  Acquisitions, net of cash acquired               --    (200,550)
  Proceeds from sale of discontinued
   operations                                   5,683      11,710
  Capital expenditures, net of retirements    (72,262)    (50,792)
  Retired executive life insurance proceeds       461          --
  Other, net                                      593         (46)
                                             --------    --------
   Cash used for investing activities from
    continuing operations                     (65,525)   (239,678)
   Cash used for investment activities from
    discontinued operations                       (14)     (1,059)
                                             --------    --------
 Cash used for investment activities          (65,539)   (240,737)
 Financing activities:
   Bank borrowings (repayments), net           (2,519)       (180)
   Purchases of Quanex common stock           (58,326)         --
   Common dividends paid                      (18,362)    (14,296)
   Issuance of common stock from option
    exercises, including related tax
    benefits                                   11,094      14,295
   Other, net                                    (547)        (70)
                                             --------    --------
     Cash provided by (used for) financing
      activities from continuing operations   (68,660)       (251)
     Cash used for financing activities
      from discontinued operations                (56)       (211)
                                             --------    --------
 Cash provided by (used for)
  financing activities                        (68,716)       (462)
                                             --------    --------
     Effect of exchange rate changes
      on cash and equivalents                      11          17
 Increase (Decrease) in cash and
  equivalents                                  56,027       7,938

 Beginning of period cash and equivalents      49,681      41,743
                                             --------    --------
 End of period cash and equivalents          $105,708    $ 49,681
                                             ========    ========

CONTACT:  Quanex Corporation
          Financial Contact:
            Jeff Galow
            (713) 877-5327
          Media Contact:
            Valerie Calvert
            (713) 877-5305